EXHIBIT 4(a)


                         OLD KENT FINANCIAL CORPORATION

                          Incentive Stock Option Plan
                         For Employee Optionholders of
                           First National Bank Corp.


          Old Kent Financial Corporation ("Old Kent") is a party to a certain Agreement and Plan of Merger (the "Plan of Merger") pursuant to which First National Bank Corp. ("FNBC") will be merged with and into Old Kent. FNBC has previously issued certain Incentive Stock Options under the First National Bank Corp. 1988 Incentive Stock Option Plan (the "FNBC Plan"). FNBC has amended, or will before the effective time of the Merger amend, the terms of all stock options previously issued and outstanding pursuant to the FNBC plan so that they will become, if and when the Merger becomes effective, options to acquire for an equivalent price the number of shares of Old Kent Common Stock that would have been acquired if the options had been exercised immediately prior to the effective time of the Merger. Old Kent has agreed to honor such options according to their terms, and to register the options and the shares acquired upon their exercise with the Securities and Exchange Commission. This Incentive Stock Option Plan has been adopted by the Board of Directors of Old Kent Financial Corporation for the purpose of fulfilling that obligation.


          1. Establishment of Plan. Old Kent hereby establishes this Incentive Stock Option Plan for Employees of First National Bank Corp. for the benefit of persons who were holders of incentive stock options of FNBC issued pursuant to the FNBC Plan and who have had their options converted into options ("Options") to purchase shares of Old Kent Common Stock of ("Common Stock") pursuant to the Plan of Merger. The Options will be held pursuant to the terms and conditions set forth herein. This plan shall be known as the Old Kent Financial Corporation Incentive Stock Option Plan for First National Bank Corp. Employee Optionholders (the "Plan").


          2. Purpose of the Plan. The purposes of the Plan are to fulfill the conditions of Section 6.6 of the Plan of Merger and to preserve the availability of pooling of interests accounting for the Merger. This Plan shall on all occasions be interpreted, construed, and implemented in a manner consistent with those purposes.


          3. Incorporation By Reference. The FNBC Plan is hereby assumed, adopted and incorporated in its entirety herein by reference and shall be deemed continued by Old Kent, subject to the following:




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          A.   References to "FNBC" or "Corporation" in the FNBC's Plan and
option agreements shall refer to Old Kent.

          B. The number of shares subject to this Plan shall be that number of shares of Old Kent Common Stock equal to the aggregate number of shares of Old Kent Common Stock which would have been received if all holders of options previously issued under the FNBC Plan and outstanding at the effective time of the Merger had exercised such options in their entirety immediately prior to the effective time of the Merger.

          C. Senior management and other key employees of FNBC and its affiliates who are holders of incentive stock options issued under the FNBC Plan and outstanding at the effective time of the Merger shall be the only recipients of Options under this Plan. Upon consummation of the Merger, existing incentive stock options for FNBC shares held by employees of FNBC shall automatically become Options to purchase Old Kent Common Stock under this Plan and continue under their terms.

          D. The number of shares of Common Stock that may be acquired by each optionholder upon exercise of an Option shall be equal to the number of shares of Common Stock such holder would have acquired if he or she had exercised his or her Option under the FNBC Plan in its entirety immediately prior to the effective time of the Merger and the FNBC shares so acquired had been converted into shares of Common Stock of Old Kent pursuant to
Section 2.1 of the Agreement and Plan of Merger. The price per share ("Option Price") shall be equal to the price, rounded to two decimal places, determined by dividing the aggregate option price for all of the shares subject to each existing employee incentive stock option under the FNBC Plan by the number of shares of Common Stock of Old Kent that may be so acquired. Each participant shall be notified following the Merger of the revised number of shares and the Option Price for such shares.


          4. Effective Date of Plan. This Plan shall take effect at the Effective time of the Merger.


















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